Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent inclusion in this Registration Statement on Form F-4 of our report dated November 14, 2025, with respect to the consolidated financial statements of MINGDE TECHNOLOGY LIMITED (the “Company”) as of March 31, 2025 and 2024, and for each of the two years in the period ended March 31, 2025, including the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC Singapore

November 14, 2025